Exhibit 23.1

Independent Auditors' Consent

The Board of Directors
Siebel Systems, Inc.:

We consent to incorporation by reference in the registration statements on Forms S-3 (Nos. 333-47062, 333-68041 and 333-91777) and Forms S-8 (Nos. 333-07983, 333-22763, 333-40437, 333-53369, 333-72969, 333-85007, 333-94243, 333-41792, 333-49986, 333-51018, 333-52998, 333-55406, 333-59526, 333-72218, 333-75052 and 333-106671) of Siebel Systems, Inc. of our report dated January 30, 2004, relating to the consolidated balance sheets of Siebel Systems, Inc. and subsidiaries as of December 31, 2002 and 2003, and the related consolidated statements of operations and comprehensive income (loss), stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the December 31, 2003 annual report on Form 10-K of Siebel Systems, Inc.

Our report refers to a change in the method of accounting for goodwill.

/s/ KPMG LLP

Mountain View, California

March 10, 2004